                       Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 033-60809
================================================================================

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 26, 1995

LOGO                                          $50,000,000
                                       COMMERCIAL METALS COMPANY
                                     6.80% NOTES DUE AUGUST 1, 2007

                            ------------------------

     Interest on the Notes is payable on February 1 and August 1 of each year, commencing February 1, 1998. The Notes are not redeemable prior to maturity and do not provide for a sinking fund. The Notes are unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated debt of the Company. See "Description of Notes." The indenture pursuant to which the Notes will be issued contains no restrictions on the Company's ability to incur indebtedness. See "Description of Debt Securities" in the Prospectus accompanying this Prospectus Supplement.

     The Notes will be issued only in fully registered form and will be represented by Book-Entry Notes registered in the name of a nominee of The Depository Trust Company, as Depositary. Settlement for the Notes will be made in immediately available funds. Interests in Book-Entry Notes will be shown on and transfers thereof will be effected only through records maintained by the Depositary and its participants. Except as described herein under "Description of Notes -- Book-Entry Notes," owners of beneficial interests in Book-Entry Notes will not be considered holders thereof and will not be entitled to receive physical delivery of Notes in definitive form. So long as the Notes are represented by Book-Entry Notes registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will settle in immediately available funds. So long as the Notes are represented by Book-Entry Notes, all payments of principal and interest will be made by the Company in immediately available funds. See "Description of Notes -- Same-Day Settlement and Payment."
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                 INITIAL PUBLIC      UNDERWRITING     PROCEEDS TO
                                                OFFERING PRICE(1)    DISCOUNT(2)     COMPANY(1)(3)
                                                -----------------    ------------    -------------
Per Note......................................        100.000%            .650%           99.350%
Total.........................................     $50,000,000         $325,000       $49,675,000

---------------
(1) Plus accrued interest from August 1, 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $75,000 payable by the Company.
                            ------------------------

     The Notes are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Notes will be made on or about August 4, 1997 through the facilities of the Depositary against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                       LEHMAN BROTHERS
                                            MORGAN STANLEY DEAN WITTER
                            ------------------------

            The date of this Prospectus Supplement is July 30, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus Supplement and the Prospectus do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Copies of such material and the Registration Statement can be obtained upon written request from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information and the Registration Statement can be inspected and copied at the public reference facility referenced above and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048 or on the internet at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company and the Registration Statement can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes will be used to repay short-term commercial paper and bank borrowings utilized for working capital purposes that bear interest at rates ranging from 5.83% to 5.93%, which at May 31, 1997 were $60.3 million. The Company intends to utilize the remaining net proceeds, if any, for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                              NINE MONTHS ENDED
FISCAL YEAR ENDED AUGUST 31,       MAY 31,
----------------------------  ------------------
1996  1995  1994  1993  1992    1997      1996
----  ----  ----  ----  ----  --------  --------
4.9   4.2   4.2   4.0   2.7     4.1       4.7

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings plus income taxes, interest expense, such portion of rent expense as is representative of the interest factor and amortization expense of capitalized interest. Fixed charges consist of interest expense, such portion of rent expense and capitalized interest. Such portion of rent expense, capitalized interest and amortization of capitalized interest amounted to $2.6, $0.3 and $0.5 million in fiscal 1996, $2.7, $0.1 and $0.6 million in fiscal 1995, $2.0, $1.2 and $0.4 million in fiscal 1994, $2.0, $0.4 and $0.4 million in fiscal 1993 and $1.9, $0.1 and $0.4 million in fiscal 1992, and amounted to $2.2, $0.3 and $0.4 million and $1.9, $0.2 and $0.4 million in the first nine months of fiscal 1997 and 1996, respectively.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. Certain terms not defined in this description are defined in the Prospectus.

GENERAL

     The 6.80% Notes due August 1, 2007 (the "Notes") will be limited to $50,000,000 aggregate principal amount and will mature on August 1, 2007. The Notes will be issued only in the form of one or more Global Securities (as defined below) in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. See "Book-Entry Notes" below. The Notes are not redeemable prior to maturity and are not entitled to any sinking fund. The Notes will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

INTEREST

     The Notes will bear interest at the rate set forth on the cover page of this Prospectus Supplement from August 1, 1997, or the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year, beginning February 1, 1998, to the person in whose name a Note (or any predecessor Note) is registered at the close of business on the January 15 or July 15, as the case may be, next preceding such interest payment date.

BOOK-ENTRY NOTES

     The Notes will be issued in whole or in part in the form of one or more permanent Global Securities deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Except under the limited circumstances described in the Prospectus under "Description of Debt
Securities -- Book-Entry Debt Securities," owners of beneficial interests in Global Securities will not be entitled to physical delivery of Notes in certificated form. Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movements of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Notes are in the form of Book-Entry Notes, all payments of principal and interest will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes are expected to trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the respective principal amounts of the Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT
                        UNDERWRITER                               OF NOTES
                        -----------                           ----------------
Goldman, Sachs & Co. .......................................    $25,000,000
Lehman Brothers Inc. .......................................     12,500,000
Morgan Stanley & Co. Incorporated...........................     12,500,000
                                                                -----------
          Total.............................................    $50,000,000
                                                                ===========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to retail purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount of such Notes. The Underwriters may allow, and such dealers may reallow, to certain brokers and dealers, a concession not to exceed 0.25% of the principal amount of such Notes. After the Notes are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the Underwriters.

     In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This offering is being made pursuant to Article III, Section 44(c)(8) of the Rules of Fair Practice of the National Association of Securities Dealers.

     In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the Company.

[COMMERCIAL METALS                            $150,000,000
  COMPANY LOGO]                      COMMERCIAL METALS COMPANY LOGO

                                Debt Securities
                            ------------------------

     Commercial Metals Company ("CMC" or the "Company") may from time to time offer unsecured debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series in an aggregate principal amount not to exceed $150,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies). The Debt Securities may be offered as a separate series in amounts, at prices and on terms to be determined at the time of sale. An accompanying Prospectus Supplement will set forth, with regard to the series of Debt Securities in respect of which this Prospectus is being delivered, the title and the terms of the Debt Securities, including the aggregate principal amount, authorized denominations (which may be in United States dollars, in any other currency or in units based on or relating to currencies), maturity, rate (which may be fixed or variable), if any, and time of payment of any interest, any redemption, extension or early repayment terms, any provision for sinking fund payments, any index, formula or other method used to determine the amount of principal, premium, if any, or interest, the net proceeds to the Company and other specific terms relating to the offering and sale of such series of Debt Securities.

     The Company may sell the Debt Securities to or through underwriters and may also sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., Lehman Brothers, Morgan Stanley & Co. Incorporated or may be a group of underwriters represented by firms including Goldman, Sachs & Co., Lehman Brothers, or Morgan Stanley & Co. Incorporated. Goldman, Sachs & Co., Lehman Brothers and Morgan Stanley & Co. Incorporated may also act as agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect to which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters or agents and the compensation, if any, of such underwriters or agents.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

             This Prospectus may not be used to consummate sales of
       the Debt Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

GOLDMAN, SACHS & CO.
                                 LEHMAN BROTHERS
                                                    MORGAN STANLEY & CO.
                                                            INCORPORATED
                            ------------------------

                 The date of this Prospectus is July 26, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1994;

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1995;

     4. The Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995;

     5. The Company's Current Report on Form 8-K dated November 30, 1994; and

     6. The Company's Current Report on Form 8-K dated January 27, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(e), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be addressed to Secretary, Commercial Metals Company, 7800 Stemmons Freeway, Dallas, Texas 75247, telephone number (214) 689-4300.

                                  THE COMPANY

     Commercial Metals Company ("CMC" or the "Company") manufactures, recycles and markets steel and metal products. Steel and steel-related products represent over 75% of the Company's business. During fiscal 1994, CMC derived approximately 65% of its operating profit from the Manufacturing segment, approximately 9% from its Recycling segment, approximately 23% from its Marketing and Trading segment, and approximately 3% from its Financial Services segment.

     The Company's Manufacturing segment includes four steel minimills, 19 steel fabrication plants, three steel joist plants, three fence post manufacturing plants, two railcar rebuilding facilities, seven concrete related product warehouses, an industrial products supplier and a copper tube mill. Steel manufacturing capacity of over 1.7 million tons includes reinforcing bars, light and mid-size structurals, angles, channels, beams, special bar quality rounds and flats, squares and special sections used in the construction, manufacturing, steel fabrication and warehousing, and original equipment manufacturing industries. Steel fabrication capacity is over 500,000 tons. The Company's copper tube mill with 45 million pounds of capacity manufactures copper water tube and air conditioning and refrigeration tubing.

     The Company's Recycling segment is one of the largest processors of scrap nonferrous metals and one of the largest regional processors of ferrous metals in the United States. CMC's recycling plants processed and shipped 1.2 million tons of scrap metal in fiscal 1994. Recycled metals provide substantial savings in energy compared to producing metal from virgin raw materials.

     The Company's Marketing and Trading segment buys and sells steel, primary and secondary metals and industrial raw materials through a global network of offices which provide technical information, financing, chartering, storage, insurance and hedging. The Company does not, as a matter of policy, speculate on changes in the commodities markets. This segment sold over 1.7 million tons of steel products in 1994.

     The Company's Financial Services segment provides international commercial banking services to its Marketing and Trading segment and to other unaffiliated businesses.

     The Company's principal executive offices are located at 7800 Stemmons Freeway, Dallas, Texas 75247, and its telephone number is (214) 689-4300.

                                USE OF PROCEEDS

     Except as may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, the net proceeds from the sale of the Debt Securities offered hereby will be used to refinance certain debt and for other general corporate purposes. Pending such applications, the funds may be used to reduce short-term borrowings or may be invested in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                              NINE MONTHS ENDED MAY
FISCAL YEAR ENDED AUGUST 31,           31,
----------------------------  ----------------------
1994  1993  1992  1991  1990     1995        1994
----  ----  ----  ----  ----  ----------  ----------
4.2   4.0   2.7   2.5   4.7      4.2         3.8

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings plus income taxes, interest expense, such portion of rent expense as is representative of the interest factor and amortization expense of capitalized interest. Fixed charges consist of interest expense, such portion of rent expense and capitalized interest. Such portion of rent expense, capitalized interest and amortization of capitalized interest amounted to $2.0, $1.2 and $0.4 million in fiscal 1994, $2.0, $0.4 and $0.4 million in fiscal 1993, $1.9, $0.1 and $0.4 million in fiscal 1992, $2.0, $1.0 and $0.3 million in fiscal 1991 and $1.8, $0.3 and $0.1 million in fiscal 1990, and amounted to $1.8, $0.1 and $0.4 million and $1.5, $1.2 and $0.3 million in the first nine months of fiscal 1995 and 1994, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture, dated as of July 31, 1995 (the "Indenture"), between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"). A copy of such Indenture is filed as an exhibit to the Registration Statement. The following statements relating to the Debt Securities and the Indenture are summaries of provisions contained therein and do not purport to be complete. The provisions of the Indenture referred to in the following summaries are incorporated herein by reference and the summaries are qualified in their entirety thereby. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Indenture. Section numbers set forth below refer to provisions of the Indenture.

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement will be described in such Prospectus Supplement relating to the Debt Securities offered thereby.

GENERAL

     The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

     The Indenture does not limit the amount of the Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. The Prospectus Supplement will describe the following terms, as applicable, of each series of Debt Securities: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) the date or dates on which the Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (5) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or analogous provisions; (7) the price at which, the periods within which, and the terms and conditions upon which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (8) the terms and conditions upon which the Debt Securities may be repayable prior to final maturity at the option of the Holder thereof (which option may be conditional);
(9) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;
(10) certain Events of Default under the Indenture; (11) if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the Debt Securities (and federal income tax consequences and other special considerations applicable to any such Debt Securities denominated in a currency or currencies other than United States dollars); (12) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any on the Debt Securities; (13) if the Debt Securities will be issuable only in the form of a Global Security as described under "Book-Entry Debt Securities," the Depositary or its nominee with respect to the Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee; and (14) any other specific terms of the Debt Securities. (Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating to Debt Securities, principal of and premium, if any, and interest, if any, on the Debt Securities will be payable, and transfers thereof will be registrable, at the office or agency of the Trustee in New York City, New York provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305 and 1002) Any payment of principal and premium, if any, and interest, if any, required to be made on an Interest Payment Date, Redemption Date or at Stated Maturity which is not a Business Day at any Place of Payment need not be made at such Place of Payment on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at Stated Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity. (Section 113)

     Unless otherwise indicated in the Prospectus Supplement relating to the Debt Securities of any series, the Debt Securities will be issued only in registered form, without coupons, in denominations of $100,000 or any integral multiple thereof. (Section 302) No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under proposed Treasury Regulations it is possible that Debt Securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other Debt Securities treated as issued at an original issue discount) will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more registered global securities (the "Global Securities"). The specific terms of the depositary arrangement with respect to any Debt Securities of any series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Each Global Security will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement (the "Depositary") and registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Debt Securities in certificated form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary. Debt Securities in certificated form will not be issued in exchange for Global Securities except under the circumstances described herein.

     Upon the issuance of a Global Security and the deposit of such Global Security with the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The account to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold such interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary (with respect to interests of partici-pants) and by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to own or transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture referred to in the Prospectus. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certificated form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of such Global Security. None of the Company, the Trustee or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal or interest in respect of such Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as depositary, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days or if there shall have occurred and be continuing an Event of Default (as defined in the Indenture) or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Debt Securities, then the Company will issue such Debt Securities in certificated form in exchange for the Global Security representing the Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue such Debt Securities in certificated form in exchange for the Global Security representing the Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of such Debt Securities in certificated form equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Unless otherwise specified in the Prospectus Supplement, Debt Securities issued in certificated form will be issued as registered securities in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

LIMITATION ON LIENS

     The Indenture provides that the Company may not, and may not permit any Principal Subsidiary of the Company to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary of the Company (whether such Principal Property or shares were owned as of the date of such Indenture or thereafter acquired), to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the Debt Securities issued under such Indenture equally and ratably with (or prior to) such Debt, unless after giving effect thereto, the sum of (A) the principal amount of Debt secured by all Liens incurred after the date of such Indenture and otherwise prohibited by such Indenture and (B) the Attributable Debt of all Sale and Leaseback Transactions entered into after the date of such Indenture and otherwise prohibited by such indenture does not exceed 10% of Consolidated Net Tangible Assets. The foregoing restrictions will not apply to Liens existing at the date of such Indenture or to (i) Liens securing only the Debt Securities issued under such Indenture; (ii) Liens in favor of only the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary of the Company (but only to the extent such Liens cover such property); (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not in anticipation of the financing of such acquisition); (v) any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement thereof incurred within 270 days after the later of the purchase thereof and the completion of construction or improvements thereon; (vi) Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by any Lien referred to in the foregoing clauses (i) to (v); and (vii) any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company. (Section 1007)

     "Attributable Debt" means the present value (discounted at the per annum rate of interest publicly announced by Bank of America National Trust & Savings Association as its "Reference Rate" or "Prime Rate", provided, that if Bank of America National Trust & Savings Association is no longer announcing a Reference Rate or Prime Rate, the per annum rate of interest shall be the Prime Rate most recently published in The Wall Street Journal, in either case compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months. (Section 101)

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation, as of any date (the "measurement date"), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty. (Section 101)

     "Consolidated Net Tangible Assets" means the net book value of all assets of the Company and its Consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its Consolidated Subsidiaries (except Funded Debt, minority interests in Consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its Consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with generally accepted accounting principles. (Section 101)

     "Consolidated Tangible Net Worth" means the total stockholders' equity of the Company and its Consolidated Subsidiaries, calculated in accordance with generally accepted accounting principles and reflected on the most recent balance sheet of the Company, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets.

     "Debt" means (without duplication), with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person and (iv) every obligation of the type referred to in clauses (i) through (iii) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of clause (iv), to the extent such Person has guaranteed or is responsible or liable for such obligations). (Section 101)

     "Funded Debt" means (a) all Debt of the Company and each Principal Subsidiary maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof, (b) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof, (c) guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (a) or (b) of others (but not including contingent liabilities on customers' receivables sold with recourse), and (d) amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (a), (b) or (c).

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). (Section 101)

     "Principal Property" means any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or any assets or properties acquired with Net Available Proceeds (defined below) from a Sale and Leaseback Transaction that are irrevocably designated by the Company or a Subsidiary as a Principal Property, which designation shall be made in writing to the Trustee. (Section 101)

     "Principal Subsidiary" means any Subsidiary of the Company that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors of a Principal Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (the "measurement date"), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. "Sale

Transaction" means any such sale, conveyance, transfer or other disposition. The "Reference Date" means, for any property that becomes a Principal Property, the 270th day after the date of the acquisition, completion of construction and commencement of operation of such property. (Section 101)

     "Subsidiary of the Company" means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the board of directors of such corporation.

LIMITATION ON FUNDED DEBT OF PRINCIPAL SUBSIDIARIES

     The Indenture provides that the Company will not permit any Principal Subsidiary to incur or assume, directly or indirectly, any Funded Debt unless immediately after giving effect thereto and the receipt and application of the proceeds thereof, the aggregate principal amount of all outstanding Funded Debt of all Principal Subsidiaries other than Funded Debt owing to the Company or another directly or indirectly wholly-owned Subsidiary does not exceed 30% of Consolidated Tangible Net Worth. The provisions of this limitation shall not prevent (a) any Funded Debt of a Principal Subsidiary owing to the Company or another Principal Subsidiary, (b) any Funded Debt from a mortgage permitted under the provisions described in clauses (i) through (vii) in the first paragraph under "Limitation on Liens," or (c) any extension, renewal or refunding in whole or in part (without increase in amount) of any Funded Debt
(i) of a Principal Subsidiary as aforementioned, (ii) of a Principal Subsidiary outstanding at the date of the Indenture or (iii) of any corporation outstanding at the time it becomes a Principal Subsidiary.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Restrictions on Sales and Leasebacks. Unless otherwise provided in the Prospectus Supplement with respect to any series of the Securities, neither the Company nor any Principal Subsidiary of the Company may enter into any Sale and Leaseback Transaction, the completion of construction and commencement of full operation of which has occurred more than 270 days prior thereto, unless (a) the Company or such Principal Subsidiary of the Company could incur a mortgage on such property under the restrictions described above under "Limitations on Liens" in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction without equally and ratably securing the Securities or (b) the Company or a Principal Subsidiary of the Company, within 270 days, applies the Net Available Proceeds from the Sale and Leaseback Transaction to any combination of the following: (i) the retirement of its Funded Debt, (ii) the purchase of other property or assets which will (a) constitute Principal Property and (b) have an aggregate value of at least the consideration paid for such property or assets or (iii) Capital Expenditures with respect to any existing Principal Property (subject to credits for certain voluntary retirements of Funded Debt). This restriction will not apply to any Sale and Leaseback Transaction (a) between the Company and Principal Subsidiaries of the Company or (b) involving the taking back of a lease for a period of less than three years. (Section 1008)

     "Net Available Proceeds" from any Sale and Leaseback Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of indebtedness or obligations relating to the properties or assets that are the subject of such Sale and Leaseback Transaction or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Leaseback Transaction, (ii) all payments made by such Person or its subsidiaries on any indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such

Lien or in order to obtain a necessary consent to such Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale and Leaseback Transaction, and (iii) all distributions and other payments made to minority interest holders in subsidiaries of such Person or joint ventures as a result of such Sale Transaction. (Section 101)

RESTRICTIONS ON MERGER AND SALE OF ASSETS

     The Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company may not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless: (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume the due and punctual payment of the principal of and interest on all the Debt Securities issued under the Indenture and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Principal Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Principal Subsidiary of the Company at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the Indenture, shall have happened and be continuing; and (iii) if, as a result of any such transaction, property or assets of the Company or any Principal Subsidiary of the Company would become subject to a Lien which would not be permitted by the limitations on Liens contained in the Indenture, the Company or, if applicable, the successor to the Company, as the case may be, shall take such steps as shall be necessary effectively to secure the Debt Securities issued under the Indenture equally and ratably with (or prior to) Debt secured by such Lien. (Section 801)

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of, or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect to any Debt Securities of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant the performance of which is dealt with specifically elsewhere in the Indenture or which has been included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) failure to pay when due (after applicable grace periods as provided in the Indenture) the principal of, or the acceleration of, any indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture (except as to such events in bankruptcy, insolvency or reorganization or the failure to pay when due indebtedness having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets) necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 501) The notice referred to in clauses
(d) and (e) may be given by the Trustee under the Indenture or by the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series. (Section 501) In case an Event of Default under the Indenture shall occur and be continuing, then, subject to the provisions of the Indenture and the

Trust Indenture Act of 1939, as amended, (the "Trust Indenture Act"), relating to the duties of the Trustee under the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series shall have the right, subject to such provisions for indemnification of the Trustee to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. (Section 512)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by Holders), declare to be due and payable immediately the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series. However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in the principal amount of Outstanding Debt Securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, with respect to Debt Securities of that series have been cured or waived as provided in the indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver" herein. Reference is made to the Prospectus Supplement relating to any series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of any Debt Security for enforcement of payment of the principal of (and premium, if any) and any interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company will be required to furnish to the Trustee annually a statement as to whether the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. (Section 1009) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any default (except in payment of principal, any premium, interest or any sinking fund payments) with respect to Debt Securities of such series if it considers it in the interest of the Holders of Debt Securities of such series to do so. (Section 602)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Outstanding

Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on any Debt Security, (b) reduce the principal amount of or the premium (if any) or interest on, any Debt Security or reduce the amount of principal an Original Issue Discount Security that would be due and payable upon acceleration, (c) change the place or currency of payment of principal of, or the premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment with respect to any Debt Security on or after the Stated Maturity thereof, (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture or (f) reduce the percentage of aggregate principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults thereunder. (Section 902)

     The Company may, in the circumstances permitted by the Trust Indenture Act, set any day as the record date for the purpose of determining the Holders of Debt Securities of any series issued under the Indenture entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action as provided or permitted by the Indenture. (Section 104)

     The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with the covenants limiting Liens and Sale and Leaseback Transactions contained in the Indenture. (Section 1010) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series except a default in the payment of the principal of (or premium, if any) or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

     For purposes of the Indenture, the Debt Securities of any series "Outstanding" thereunder are deemed to exclude those held by Persons that control, are controlled by or are under common control with the Company, provided that any Person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company. (Section 101)

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the Holders of Outstanding Debt Securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal of (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities, and thereby be discharged from its obligations with respect to Outstanding Debt Securities of that series (hereinafter called "Defeasance") on and after the date that (among other things) the Company provides to the Trustee certain evidence that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) there has been a change in the applicable Federal income tax law, in each case to the effect that the Holders of such Outstanding Debt Securities of that series will not recognize gain or loss for Federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to such Debt Securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur. For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by such Outstanding Debt Securities of such series and to have satisfied all its other obligations under the Debt Securities of that series and the Indenture insofar as the Debt Securities of that series are concerned, except for certain continuing administrative responsibilities. In the event of any such Defeasance, Holders of Debt Securities of such series would be able to look only to such trust for payment of principal of (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of the Debt Securities of that series. (Section 403)

     Covenant Defeasance. The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the Holders of Outstanding Debt Securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal (and premium, if any) of and any interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities, and thereby (i) be released from its obligations with respect to the Debt Securities of such series under Section 1005 (Maintenance of Properties),
Section 1006 (Payment of Taxes and Other Claims), Section 1007 (Limitation on Liens), Section 1008 (Limitation on Sale and Leaseback Transactions) and Section 801 (Consolidation, Merger, Conveyance, Transfer or Lease) of the Indenture and
(ii) have the occurrence of any event specified in (A) Section 501(4) (defaults in performance, or breach, of covenants and warranties under the Indenture) with respect to any of Sections 1005 through 1008, inclusive, and Section 801, and
(B) Section 501(5) (defaults under other obligations of the Company) not be deemed to be or result in an Event of Default, in each case with respect to the Outstanding Debt Securities of such series (hereinafter called "Covenant Defeasance"), on and after the date that (among other things) the Company provides to the Trustee certain evidence that the Holders of Outstanding Debt Securities of such series will not recognize gain or loss for Federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to such Debt Securities and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur. For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of Section 501(4)), whether directly or indirectly by reason of any reference elsewhere in the Indenture to any such Section or by reason of any reference in any such Section to any other provision of the Indenture or in any other document, but the remainder of the Indenture and such Debt Securities of that series shall be unaffected thereby. The obligations of the Company under the Indenture and the Debt Securities of that series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. (Section 404)

     The term "U.S. Government Obligations" means any security that is a direct obligation, or is subject to an unconditional guarantee, of the United States of America for the payment of which full faith and credit of the United States of America is pledged. (Section 101)

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated or a group of underwriters represented by firms including Goldman, Sachs & Co., Lehman Brothers Inc., and Morgan Stanley & Co. Incorporated, and such firms may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect to the validity or performance of such contracts.

     The expected time of delivery of the Debt Securities in respect of which this Prospectus is delivered is set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the Debt Securities offered hereby will be passed upon for the Company by Haynes and Boone, L.L.P., Dallas, Texas. Certain legal matters will be passed upon for Goldman, Sachs & Co., Lehman Brothers and Morgan Stanley & Co. Incorporated by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries incorporated by reference in this Prospectus, and elsewhere in the Registration Statement from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
          PROSPECTUS SUPPLEMENT

Available Information....................   S-2
Use of Proceeds..........................   S-2
Ratio of Earnings to Fixed Charges.......   S-2
Description of Notes.....................   S-3
Underwriting.............................   S-5

               PROSPECTUS

Available Information....................     2
Incorporation of Certain Information
  by Reference...........................     2
The Company..............................     3
Use of Proceeds..........................     3
Ratio of Earnings to Fixed Charges.......     3
Description of Debt Securities...........     4
Plan of Distribution.....................    14
Legal Matters............................    14
Experts..................................    14

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                                  $50,000,000

                           COMMERCIAL METALS COMPANY

                                  6.80% NOTES

                               DUE AUGUST 1, 2007
                            ------------------------

                        [COMMERCIAL METALS COMPANY LOGO]
                            ------------------------

                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                           MORGAN STANLEY DEAN WITTER

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